Exhibit 99.1

NPS Pharmaceuticals Announces Approval of Cinacalcet HCl in Japan

Bedminster, NJ — October 25, 2007 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today the approval of cinacalcet hydrochloride by the Japanese Pharmaceuticals and Medical Devices Agency for the treatment of secondary hyperparathyroidism. As a result, NPS will receive a milestone payment plus royalties from Kirin Pharma, a wholly owned subsidiary of Kirin Holdings, which will market the drug in Japan. Kirin licensed cinacalcet from NPS in 1995 for development and commercial sale in Japan, China, North and South Korea, and Taiwan.

Cinacalcet is an oral medication for the treatment of secondary hyperparathyroidism in patients with chronic kidney disease on dialysis. It regulates the over-secretion of parathyroid hormone (PTH) in patients with chronic kidney insufficiency by acting directly on the parathyroid gland calcium-sensing receptor. Elevated levels of PTH, the hallmark of secondary hyperparathyroidism, are associated with altered metabolism of calcium and phosphorus, bone pain, fractures, and an increased risk for cardiovascular death. The drug is currently marketed in the United States and Europe by Amgen as a treatment for this condition and for the treatment of elevated levels of calcium in patients with parathyroid carcinoma.

NPS president and CEO Dr. Tony Coles stated: “We congratulate our partner Kirin Pharma for obtaining approval to market cinacalcet in Japan as a treatment for secondary hyperparathyroidism. This first-in-class compound treats a serious complication of chronic kidney disease for which patients in Japan with this condition have had no therapeutic alternative.”

Kirin Pharma general manager of strategic product planning, T. Oishi, stated: “Approximately 30 to 40 % of dialysis patients in Japan have secondary hyperparathyroidism. The results of our clinical studies have demonstrated significant benefits of daily administration of cinacalcet in individuals with this serious condition. We look forward to bringing this drug to patients in Japan.”

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development. Additional information is available on the company’s website, http://www.npsp.com.

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All information in this press release is as of October 25, 2007 and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year-ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter-ended June 30, 2007.